City National Rochdale Strategic Credit Fund

400 Park Avenue

New York, New York 10022

October 11, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	City National Rochdale Strategic Credit Fund
Pre-Effective Amendment No. 1 to the
Registration Statement on Form N-2
(File Nos. 333-224912 and 811-23348)

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, City National Rochdale Strategic Credit Fund (the “Registrant”), a Delaware statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of the Registrant, which was filed on October 2, 2018 (Accession No. 0001193125-18-290927), be accelerated so that such Post-Effective Amendment may become effective at 3:30 p.m., Eastern Time, on October 11, 2018, or as soon thereafter as practicable.

Sincerely,

City National Rochdale Strategic Credit Fund

By: /s/ Kurt Hawkesworth

Name: Kurt Hawkesworth
Title: Secretary

SEI Investments Distribution Co.

One Freedom Valley Drive

Oaks, Pennsylvania 19456

October 11, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	City National Rochdale Strategic Credit Fund
Pre-Effective Amendment No. 1 to the
Registration Statement on Form N-2
(File Nos. 333-224912 and 811-23348)

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, City National Rochdale Strategic Credit Fund (the “Registrant”), a Delaware statutory trust, hereby requests that the effective date of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of the Registrant, which was filed on October 2, 2018 (Accession No. 0001193125-18-290927), be accelerated so that such Post-Effective Amendment may become effective at 3:30 p.m., Eastern Time, on October 11, 2018, or as soon thereafter as practicable.

Sincerely,

SEI Investments Distribution Co.

By: /s/ John C. Munch

Name: John C. Munch
Title: General Counsel & Secretary